Exhibit 99.1

Press Release

Weatherford Completes Sale of Laboratory Services Business

BAAR, SWITZERLAND, April 30, 2019 – Weatherford International plc (NYSE: WFT) (the “Company” or “Weatherford”) today announced it has completed the sale of its laboratory services business to a group led by CSL Capital Management, L.P. (“CSL Capital”) for $206 million in cash.

In October 2018, the Company signed a definitive agreement to divest its laboratory and geological analysis business, including personnel and associated contracts. The transaction is one in a series of planned divestitures to refocus the Company’s portfolio on core businesses most closely aligned with its long-term strategy and to reduce its debt.

“We are pleased to close this transaction with CSL Capital Management, which has a strong track record of investing in energy services,” said Mark A. McCollum, President and Chief Executive Officer of Weatherford. “Over the several past months, our teams have worked closely to ensure a seamless transition for our customers, suppliers and employees. We believe this transaction will give our customers the opportunity to maximize their operations through this world-class laboratory and reservoir services company, and its highly qualified workforce.”

“We are pleased to close this transaction with Weatherford and are looking forward to working closely with the employees and customers of Stratum Reservoir, the new name of the standalone, independent laboratory services company. After the close we will be investing and growing Stratum Reservoir to further extend the leadership of this world-class laboratory and reservoir description company and to serve the evolving needs of the energy industry,” said Charlie Leykum, Founding Partner of CSL Capital. “We are also appreciative of all the support provided by the Weatherford team leading up to the closing today, and we look forward to our continued collaboration.”

“I am excited by the opportunity to work with the exceptional employees of Stratum Reservoir to build a market-leading Geosciences laboratory business by focusing on value-adding technical solutions that help our customers gain a deep understanding of their energy resources,” said Ricardo Carossino, newly appointed Chief Executive Officer of Stratum Reservoir.

CSL Capital partnered with the Carlyle Energy Mezzanine Opportunities Fund II, L.P. (“Carlyle”) to complete this acquisition.

About Weatherford
Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 80 countries and has a network of approximately 700 locations, including manufacturing, service, research and development, and training facilities and employs approximately 26,500 people. For more information, visit www.weatherford.com and connect with Weatherford on LinkedIn, Facebook, Twitter and YouTube.

About CSL Capital
CSL Capital is a SEC-registered investment firm focused on energy services and equipment businesses in the U.S.  Headquartered in Houston, Texas, CSL Capital was founded in early 2008. The current CSL Capital portfolio includes several de novo, growth, recapitalization, and other investments. CSL Capital's partners include financial institutions, endowments, foundations, and family offices, among other institutional groups. Since its 2008 inception, CSL Capital has raised in excess of $1.7 billion in equity capital and commitments across various investment vehicles. For more information, please visit www.cslenergy.com.

About The Carlyle Group
The Carlyle Group (NASDAQ: CG) is a global investment firm with deep industry expertise that deploys private capital across four business segments: Corporate Private Equity, Real Assets, Global Credit and Investment Solutions. With $216 billion of assets under management as of December 31, 2018, Carlyle’s purpose is to invest wisely and create value on behalf of our investors, portfolio companies and the communities in which we live and invest. The Carlyle Group employs more than 1,650 people in 31 offices across six continents.

Forward-Looking Statements
This press release includes forward-looking statements as defined under federal law, including, but not limited to, those related to the sale transactions described in this press release. These forward-looking statements are generally identified by the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “may,” “should,” “could,” “will,” “would,” and “will be,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are subject to significant risks, assumptions and uncertainties. Known material factors that could cause the Company’s actual results to differ materially from the results contemplated by such forward-looking statements are described in the forward looking statements and risk factors in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and those risk factors set forth from time-to-time in other filings with the Securities and Exchange Commission. Weatherford undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

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Contacts:

Christoph Bausch	+1.713.836.4615
Executive Vice President and Chief Financial Officer, Weatherford

Karen David-Green	+1.713.836.7430
Senior Vice President, Stakeholder Engagement and Chief Marketing Officer, Weatherford

Kent Jamison	+1.281.407.0693
General Counsel, CSL Capital Management